Exhibit 21.1

Significant Subsidiaries of
WESCO International, Inc.

CDW Holdco, LLC
WDC Holding, Inc.
WESCO Distribution, Inc.
WESCO Distribution Canada Co.
WESCO Distribution Canada LP
WESCO Equity Corporation
WESCO Finance Corporation
WESCO Receivables Corporation